RESIGNATION

TO: GALA GLOBAL INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, Russell Anderson, hereby tender my resignation as A Director of GALA GLOBAL, Inc. effective upon acceptance.  I will continue with the Company on a consulting project.

DATED at this 23rd Day of April, 2015.

Russell Anderson

/s/ Russell Anderson

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